Exhibit 99.1

OceanFirst Financial Corp. Announces Pricing of $35 Million of 5.125% Subordinated Notes

Company Release - 09/16/2016 14:45

TOMS RIVER, N.J., Sept. 16, 2016 (GLOBE NEWSWIRE) — OceanFirst Financial Corp. (NASDAQ:OCFC), (the “Company”), the holding company for OceanFirst Bank (the “Bank”), today announced the pricing of $35 million of its Fixed-to-Floating Rate Subordinated Notes due September 30, 2026 (the “Notes”). The Notes will bear interest at a rate of 5.125% per annum to September 30, 2021. Thereafter and through maturity or earlier redemption, the interest rate shall reset quarterly to the then current three-month LIBOR rate plus 392 basis points.

The Company intends to use the net proceeds from this offering for general corporate purposes, which may include providing capital to support their growth organically or through strategic acquisitions, repaying indebtedness and financing investments and capital expenditures, repurchasing shares of common stock and for investments in the Bank as regulatory capital.

Sandler O’Neill + Partners, L.P. acted as the book-running manager and Keefe, Bruyette & Woods, A Stifel Company, acted as the co-manager for the Notes offering.

The Notes have been issued pursuant to an effective shelf registration statement (File No. 333-213487) (including a base prospectus), a preliminary prospectus supplement filed with the Securities and Exchange Commission (the “SEC”), and a final prospectus supplement to be filed with the SEC.

Copies of the preliminary prospectus supplement and accompanying base prospectus relating to the Notes offering can be obtained without charge by visiting EDGAR on the SEC’s website at www.sec.gov, or may be obtained from: Sandler O’Neill + Partners, L.P., 1251 Avenue of the Americas, 6th Floor, New York, New York 10020, Attn: Syndicate Operations, Telephone Number: 1-866-805-4128, or Keefe, Bruyette & Woods, A Stifel Company, at 787 Seventh Avenue, Fourth Floor, New York, NY 10019, Telephone Number: 1-800-966-1559.

About the Company

OceanFirst Financial Corp’s subsidiary, OceanFirst Bank, founded in 1902, is a community bank with $4.0 billion in assets, $3.1 billion in loans, $3.2 billion in deposits and 50 branches located throughout central and southern New Jersey. OceanFirst Bank delivers commercial and residential financing solutions, wealth management and deposit services and is one of the largest and oldest community-based financial institutions headquartered in New Jersey.

On July 13, 2016, OceanFirst Financial Corp. announced an agreement to acquire Ocean Shore Holding Co. (“Ocean Shore”) headquartered in Ocean City, New Jersey. Ocean Shore operates eleven banking offices throughout Cape May and Atlantic counties in New Jersey. The transaction is expected to close in the first quarter of 2017, subject to certain conditions, including approval by stockholders of each company, receipt of all required regulatory approvals and customary closing conditions. Pro forma for the announced acquisition of Ocean Shore, the Company will have $5.1 billion in total assets, $4.0 billion in loans, $4.0 billion in deposits, 61 branches and will be the fourth largest bank headquartered in New Jersey.

Disclaimer About This Release

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offering of the Notes is being made only by means of a written prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Forward Looking Statements

In addition to historical information, this news release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “will,” “should,” “may,” “view,” “opportunity,” “potential,” or similar expressions or expressions of confidence. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to: changes in interest rates, general economic conditions, levels of unemployment in the Bank’s lending area, real estate market values in the Bank’s lending area, future natural disasters and increases to flood insurance premiums, the level of prepayments on loans and mortgage-backed securities, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area and accounting principles and guidelines.

These risks and uncertainties are further discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and subsequent securities filings and should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Company Contact:

Michael J. Fitzpatrick

Chief Financial Officer

OceanFirst Financial Corp.

Tel: (732) 240-4500, ext. 7506

Email: Mfitzpatrick@oceanfirst.com

Source: OceanFirst Financial Corp.